May 15, 2013

PRESS RELEASE

Century Casinos, Inc. Announces First Quarter 2013 Results

Colorado Springs, Colorado – May 15, 2013 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) today announced its financial results for the three months ended March 31, 2013.

First Quarter 2013 Highlights*

•	Net operating revenue was $18.0 million, a 2% increase compared to the three months ended March 31, 2012.
•	Adjusted EBITDA** was $3.2 million, a 17% increase from the three months ended March 31, 2012.

•	Net earnings were $1.7 million, a 47%% increase from the three months ended March 31, 2012.

•	Earnings per share were $0.07, a 40% increase from the three months ended March 31, 2012.

	For the Three Months
Amounts in thousands, except share and per share data	Ended March 31,
Consolidated Results:	2013	2012	% Change
Net operating revenue	$ 17,991	$ 17,569	2%
Earnings from operations	2,048	1,572	30%
Net earnings	1,662	1,133	47%

Adjusted EBITDA**	$ 3,240	$ 2,760	17%

Earnings per share:
Basic and Diluted	$ 0.07	$ 0.05	40%
Weighted-average common shares:
Basic	24,128	23,877
Dilutive	24,154	24,011

*Amounts presented are rounded.  As such, rounding differences could occur in period over period changes and percentages reported.

**Adjusted EBITDA is a Non-GAAP financial measure.  See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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"We posted excellent results in the first quarter. Specifically, earnings from operations and Adjusted EBITDA increased significantly for the three months ended March 31, 2013 compared to the same period in 2012.  Our property in Edmonton, Canada, led the way with a 9% increase in net operating revenue and an Adjusted EBITDA margin of 37%.  We now own a 66.66% controlling majority of Casinos Poland Ltd., the market share leader in Poland’s casino industry, and are excited about the growth potential this brings for our company", said Erwin Haitzmann and Peter Hoetzinger, Co Chief Executive Officers of Century Casinos.

Three Months Ended March 31, 2013 Results*

Net operating revenue increased by $0.4 million, or 2%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.  Following is a summary of the change in net operating revenue by property or category for the three months ended March 31, 2013 compared to the three months ended March 31, 2012:

	Net Operating Revenue
	For the Three Months
	Ended March 31,
	2013/2012
Amounts in millions	Change	% Change
Century Casino & Hotel, Edmonton	$ 0.5	9%
Century Casino, Calgary	(0.2)	(10%)
Century Casino & Hotel, Central City	(0.1)	(1%)
Century Casino & Hotel, Cripple Creek	0.0	1%
Cruise Ships & Other	0.2	13%
Total	$ 0.4	2%

*Amounts presented are rounded.  As such, rounding differences could occur in period over period changes and percentages reported.

**Adjusted EBITDA is a Non-GAAP financial measure.  See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Earnings from operations increased by $0.5 million, or 30%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.  Following is a summary of the change in earnings from operations by property or category for the three months ended March 31, 2013 compared to the three months ended March 31, 2012:

	Earnings from Operations
	For the Three Months
	Ended March 31,
	2013/2012
Amounts in millions	Change	% Change
Century Casino & Hotel, Edmonton	$ 0.5	28%
Century Casino, Calgary	0.1	133%
Century Casino & Hotel, Central City	(0.1)	(7%)
Century Casino & Hotel, Cripple Creek	0.2	75%
Cruise Ships & Other	0.1	52%
Corporate Other	(0.3)	(26%)
Total	$ 0.5	30%

Net earnings increased by $0.5 million, or 47%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.  Following is a summary of the change in net earnings by property or category for the three months ended March 31, 2013 compared to the three months ended March 31, 2012:

	Net Earnings
	For the Three Months
	Ended March 31,
	2013/2012
Amounts in millions	Change	% Change
Century Casino & Hotel, Edmonton	$ 0.5	49%
Century Casino, Calgary	0.1	1463%
Century Casino & Hotel, Central City	0.0	(6%)
Century Casino & Hotel, Cripple Creek	0.1	75%
Cruise Ships & Other	0.1	57%
Corporate Other	(0.3)	(46%)
Total	$ 0.5	47%

Items deducted from or added to earnings from operations to arrive at net earnings include interest income, interest expense, gains/losses on foreign currency transactions and income tax expense or benefit.

Overall, the increase in earnings from operations and net earnings in the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was due to increased efforts to attract customers and generate additional revenue while controlling costs.

*Amounts presented are rounded.  As such, rounding differences could occur in period over period changes and percentages reported.

**Adjusted EBITDA is a Non-GAAP financial measure.  See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Property and Category Results

(in thousands)

The following are property and category results for net operating revenue and Adjusted EBITDA.

	Net Operating Revenue		Adjusted EBITDA**
	For the Three Months		For the Three Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Century Casino & Hotel, Edmonton	$ 6,455	$ 5,940	$ 2,372	$ 1,888
Century Casino, Calgary	2,355	2,603	347	254
Century Casino & Hotel, Central City	4,447	4,510	897	974
Century Casino & Hotel, Cripple Creek	2,892	2,879	717	525
Cruise Ships & Other	1,842	1,638	318	237
Corporate	0	0	(1,411)	(1,118)
Consolidated	$ 17,991	$ 17,569	$ 3,240	$ 2,760

Balance Sheet and Liquidity

As of March 31, 2013, the Company had $32.1 million in cash and cash equivalents and $10.6 million in debt obligations on its balance sheet compared to $24.7 million in cash and cash equivalents and $3.6 million in debt obligations at December 31, 2012.  On February 21, 2013, the Company borrowed an additional $7.3 million from its Bank of Montreal credit agreement to pay for the additional 33.3% investment in CPL, which closed on April 8, 2013. The credit agreement has a term of five years and is guaranteed by the Company. Once repaid, these amounts cannot be reborrowed. As of March 31, 2013, the Company had approximately $14.9 million available for borrowing under the credit agreement.

Conference Call Information

Today the Company will post a copy of the Form 10-Q filed with the SEC for the quarter ended March 31, 2013 on its website at http://corporate.cnty.com/investor-relations/sec-filings.

Century Casinos will host its first quarter 2013 earnings conference call May 15, 2012 at 10:00 am MDT; 6:00 pm CET, respectively. U.S. domestic participants should dial 1-888-395-3227. For all other international participants, please use 0800-293-5500 to dial in.  Participants may also listen to the call live or obtain a recording of the call on the Company’s website until May 29, 2013 at http://corporate.cnty.com/investor-relations/sec-filings.

(continued)

*Amounts presented are rounded.  As such, rounding differences could occur in period over period changes and percentages reported.

**Adjusted EBITDA is a Non-GAAP financial measure.  See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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CENTURY CASINOS, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION – US GAAP BASIS

	For the Three Months Ended March 31,
Amounts in thousands, except for per share information	2013	2012
Operating revenue:
Gaming	$ 15,696	$ 15,259
Hotel, bowling, food and beverage	3,252	3,321
Other	947	943
Gross revenue	19,895	19,523
Less: Promotional allowances	(1,904)	(1,954)
Net operating revenue	17,991	17,569
Operating costs and expenses:
Gaming	6,932	7,233
Hotel, bowling, food and beverage	2,450	2,437
General and administrative	5,274	5,304
Depreciation	1,191	1,178
Total operating costs and expenses	15,847	16,152
Earnings from equity investment	(96)	155
Earnings from operations	2,048	1,572
Non-operating income (expense):
Interest income	6	6
Interest expense	(82)	(148)
Gains (losses) on foreign currency transactions & other	7	(5)
Non-operating (expense) income, net	(69)	(147)
Earnings before income taxes	1,979	1,425
Income tax provision (benefit)	317	292
Net earnings	$ 1,662	$ 1,133

Earnings per share:
Basic	$ 0.07	$ 0.05
Diluted	$ 0.07	$ 0.05

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CENTURY CASINOS, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
	March 31,	December 31,
	2013	2012
Assets
Current assets	$ 34,170	$ 26,535
Property and equipment, net	97,785	99,526
Other assets	11,253	11,275
Total assets	$ 143,208	$ 137,336

Liabilities and Shareholders’ Equity
Current liabilities	$ 12,308	$ 13,071
Non-current liabilities	12,293	6,109
Shareholders’ equity	118,607	118,156
Total liabilities and shareholders’ equity	$ 143,208	$ 137,336

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CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Century Casinos, Inc.

Adjusted EBITDA Margins ** by Property or Category (Unaudited)

	For the Three Months
	Ended March 31,
	2013	2012
Century Casino & Hotel, Edmonton	37%	32%
Century Casino, Calgary	15%	10%
Century Casino & Hotel, Central City	20%	22%
Century Casino & Hotel, Cripple Creek	25%	18%
Cruise Ships & Other	17%	15%
Consolidated Adjusted EBITDA Margin	18%	16%

Amounts in thousands

	Three Months Ended March 31, 2013
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total
Net earnings (loss)	$ 1,599	$ 125	$ 356	$ 296	$ 199	$ (913)	$ 1,662
Interest income	0	0	0	0	0	(6)	(6)
Interest expense	90	0	0	0	(8)	0	82
Income taxes (benefit)	447	(7)	217	182	22	(544)	317
Depreciation	260	233	329	239	101	29	1,191
Non-cash stock based compensation	0	0	0	0	0	2	2
Foreign currency losses (gains)	(24)	(4)	0	0	0	21	(7)
(Gain) loss on disposition of fixed assets	0	0	(5)	0	4	0	(1)
Adjusted EBITDA**	$ 2,372	$ 347	$ 897	$ 717	$ 318	$ (1,411)	$ 3,240

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CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Century Casinos, Inc.

Reconciliation of Adjusted EBITDA * to Net Earnings (Loss) by Property or Category (Unaudited)

Amounts in thousands

	Three Months Ended March 31, 2012
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total
Net earnings (loss)	$ 1,076	$ 8	$ 380	$ 169	$ 127	$ (627)	$ 1,133
Interest income	(3)	0	0	0	0	(3)	(6)
Interest expense	147	0	0	0	0	1	148
Income taxes (benefit)	413	44	233	104	13	(515)	292
Depreciation	242	205	355	252	97	27	1,178
Non-cash stock based compensation	0	0	0	0	0	4	4
Foreign currency losses (gains)	13	(3)	0	0	0	(5)	5
(Gain) loss on disposition of fixed assets	0	0	6	0	0	0	6
Adjusted EBITDA**	$ 1,888	$ 254	$ 974	$ 525	$ 237	$ (1,118)	$ 2,760

*  The Company defines Adjusted EBITDA as net earnings (loss) before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under accounting principles generally accepted in the United States of America (“US GAAP”). Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of its properties and the Company. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. Please see the reconciliation of Adjusted EBITDA to net earnings (loss) above.

**  The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

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CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of ten casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations (including results for Casinos Poland Ltd.),  operating efficiencies, synergies and operational performance, economic improvements in 2013, debt repayment and plans for our casinos and our Company.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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